Exhibit 99.1

MRV Announces Fourth Quarter and Full Year 2012 Financial Results

CHATSWORTH, Calif., April 2, 2013 — MRV Communications, Inc. (OTCQB: MRVC) (“MRV” or the “Company”), a leading provider of optical communications network infrastructure solutions and equipment as well as integration and managed services, today announced financial results for the quarter and year ended December 31, 2012.

“2012 was a year of significant achievement for MRV resulting in a clear strategic direction for the business. We sold three non-core business units, paid out $58 million in cash dividends to our stockholders, commenced a buyback program for our Common Stock, streamlined our operations, strengthened our management team and renewed our focus on building a world class Network Equipment business,” said David Stehlin, MRV’s chief executive officer. “Our optical communications equipment business is well positioned in the market, and we have been making targeted investments that will greatly enhance our product and solutions offerings in high growth segments such as mobile backhaul, data center, cloud computing connectivity and business class Ethernet. Additionally we are upgrading the infrastructure of the operations of the business to improve efficiency and strengthening our team to better support our customers and increase market share.”

“We made strong progress in the first full quarter since announcing our strategy to retain and grow our core Network Equipment business, which achieved solid bookings and good customer growth velocity in North America. As part of our renewed growth strategy, we have increased our efforts to bring innovative products in high growth segments to market and we have demonstrated success with both impressive industry awards and new product releases. Additionally, our customer base is expanding through both returning and new customers as our optical communications solutions gain momentum. In Q4 we saw a 20% increase in the number of customers who purchased products and the addition of more than 25 new customers,” continued Stehlin.

“We have enhanced our leadership team with the appointment of Tim Pillow as senior vice president of global sales and marketing and Dennis Henderson as vice president of operations. Both Tim and Dennis bring great experience in building strategic business programs that will help us continue to drive MRV’s leadership and expertise in the global communications marketplace.”

Stehlin continued, “Tecnonet S.p.A. in Italy, which is the remaining business in our Network Integration business, had a good quarter. The combination of positive seasonality and solid growth from our largest customers brought strong results in a difficult environment. We also expect to see a beneficial impact to Tecnonet with the announcement that we are retaining the entity in our Network Integration business. Overall, I am pleased with the momentum of our optical communications equipment business and the resiliency of our Network Integration business at Tecnonet.”

Fourth Quarter 2012 Results

In the fourth quarter of 2012, MRV closed the sale of two of its Network Integration subsidiaries, Alcadon-MRV AB and Interdata. For these two transactions, MRV recognized a gain of $7.1 million, net of taxes. The financial results for Alcadon and Interdata and the gain on sale have been reclassified as discontinued operations in all periods presented.

MRV reported fourth quarter 2012 revenue of $46.0 million, compared with revenue of $34.7 million in the third quarter of 2012 and $44.7 million in the fourth quarter of 2011. Sequentially, MRV’s fourth quarter revenue was impacted by a 70% increase in Tecnonet, revenue that was primarily attributable to favorable seasonality, favorable foreign currency exchange, and the timing of final project acceptances by major customers. Tecnonet, through its mix of product and service offerings, has continued to drive stable revenues while competing within the challenging Italian economic conditions. Tecnonet’s favorable performance was partially offset by a 4% sequential decline in Network Equipment, which is primarily attributed to lower product sales and intersegment sales in Europe as well as timing of a product deployment with a large carrier in Asia. The year-over-year increase in revenue was due to a 9% increase in Network Integration revenue, primarily in service revenue, partially offset by a 5% negative impact of foreign currency exchange. This net increase in Network Integration Revenue was offset by 13% year-over-year decline in Network Equipment revenue primarily due to lower sales in Europe.

Gross margin for the fourth quarter of 2012 was 32.2%, compared with 41.5% in the third quarter of 2012, and 37.0% in the fourth quarter of 2011. Sequentially, the decrease in MRV’s gross margin was primarily due to the significant increase in Network Integration revenues discussed above, which have lower gross margin than Network Equipment, as a percentage of total revenue. In addition, Network Equipment gross margin was slightly down primarily due to lower volume efficiency and unfavorable revenue mix. The year-over-year decrease in gross margin was impacted by a decrease in Network Equipment gross margin attributable to lower volume efficiency and a change in revenue mix that was partially offset by an increase in Network Integration margin due to improved service revenue volume efficiency and favorable product revenue mix.

Operating expenses in the fourth quarter of 2012 were $17.6 million, or 38% of revenue, compared with $16.5 million, or 48% of revenue in the third quarter of 2012, and $17.8 million, or 40% of revenue in the fourth quarter of 2011. The sequential increase in operating expense for the fourth quarter was attributable to Corporate derivative litigation costs of $1.6 million including attorneys’ fees and expenses in excess of insurance reserves and an accrual of a proposed settlement payment of cash and warrants to plaintiffs’ counsel for their fees, seasonally lower third quarter labor costs at our Network Integration segment that returned to normal levels in the fourth quarter, partially offset by organizational efficiency improvements at the Network Equipment segment offset by increased by development cost. The efficiency improvements at the Network Equipment segment are anticipated to continue into future periods. The Company expects to receive an additional $1 million in insurance proceeds that represents a contingent gain and is not reflected in the 2012 operating results per U.S. generally accepted accounting principles, which will be offset by any remaining defense costs to be incurred. The year-over-year decrease in operating expenses was primarily due to organization efficiency improvements in Network Equipment, which are anticipated to continue into future periods, offset by an increase in Network Integration sales and marketing costs primarily attributed to strengthening a targeted region in Italy, a $1.0 million charge for the write down of goodwill at Tecnonet, and a $1.6 million charge for Corporate derivative litigation costs.

Operating loss for the fourth quarter of 2012 was $2.8 million, compared with an operating loss of $1.3 million in the fourth quarter of 2011. Operating loss included share-based compensation expense of $0.4 million in the fourth quarter of each of 2012 and 2011. Operating income for MRV’s Network Equipment group was $0.7 million, compared with $1.8 million in the fourth quarter of 2011. The Company has been making investments that are expected to continue to impact operating expenses through 2013, but are expected to improve our competitiveness in the market, drive cost efficiency and improve overall profitability with the full impact of these investment being realized beginning in 2014.

Fiscal Year 2012 Results

On a full year basis, MRV reported revenue of $151.7 million, gross margin of 36.4% and an operating loss of $9.8 million. This compares with the full year 2011 results of $157.1 million in revenue, gross margin of 39.3% and operating loss of $3.7 million. During 2012 MRV declared two special dividends to stockholders totaling $58.0 million.

In 2012, our Network Equipment segment delivered revenue of $87.7 million, compared with $96.2 million in 2011. The 9% decrease is attributable to lower sales in Europe, which is primarily due to the regional economic conditions. Sales for the OptiswitchTM and Fiber DriverTM product lines, two of our primary Network Equipment product solutions, increased over the prior year. On an operating basis, Network Equipment delivered operating income of $1.1 million, compared with $4.5 million in 2011. Operating income was impacted by a decrease in gross profit due to pricing compression and revenue mix, increased investment in research and development being offset by a decrease in operating expenses as a result of employee reduction and lower operating costs, which is anticipated to continue into future periods.

The Company has been making investments in its Network Equipment business that are expected to continue to impact operating profits through 2013. These investments include a new integrated enterprise resource planning (ERP) software system, a customer environment simulation laboratory, and new testing equipment. While these investments and restructuring of the Network Equipment group are having a near term impact on our profitability, we anticipate that these efforts will increase our competitiveness in our targeted markets, improve our average margin yield, and drive better operational efficiency, with the substantial impact of these investments being realized beginning in 2014.

The Network Integration segment delivered revenue of $72.4 million in 2012, compared with $76.4 million in 2011. All Network Integration revenue was generated in Italy and is subject to foreign exchange rates. In 2012, Network Integration revenue would have been $5.8 million or 7% higher, compared with the prior year had foreign exchange rates remained the same. Network Integration delivered operating income of $4.5 million in 2012, compared with $6.0 million in 2011.

A more detailed discussion of MRV’s 2012 financial results, including an analysis by business segment, is included in the Management Discussion and Analysis section of the Company’s Form 10-K filed today.

Recent Highlights

•                  MRV was one of the first companies to achieve Carrier Ethernet 2.0 (CE 2.0) certification. MRV’s OptiSwitch 906G and OptiSwitch 940 10GE Carrier Ethernet Demarcation series successfully delivered E-line, E-LAN, E-Tree and E-Access services compliant with the Metro Ethernet Forum’s (MEF) CE 2.0 specifications. The OptiSwitch series enables carriers and service providers to simplify the creation, provisioning, delivery and management of new, advanced Ethernet services for business and mobile backhaul, as well as access to cloud services.

•                  MRV’s OptiSwitch 900 Carrier Ethernet Demarcation Portfolio was named Best Carrier Ethernet Demarcation Product by the 2012 Carrier Ethernet APAC Awards, and was also named a finalist in the Best Carrier Cloud Access and Cloud Infrastructure Solution category.

•                  Launched a 40G optical interconnect solution data center and cloud connectivity. The new 40G Fiber Driver module allows facilities to increase the connection distance from the industry standard few hundred meters to 10 - 15 kilometers. It also reduces latency and increases processing power to meet the requirements of new cloud-based and data-intensive applications.

About MRV Communications, Inc.

MRV Communications, Inc. is a leading global provider of carrier Ethernet, wavelength division multiplexing optical transport, infrastructure management equipment and solutions, as well as network integration and managed services. MRV’s solutions enable the delivery and provisioning of next-generation optical transport and carrier Ethernet services over any fiber infrastructure. MRV provides equipment and services worldwide to telecommunications service providers, enterprises, and governments, enabling network evolution and increasing efficiency, while reducing complexity and costs. MRV operates development centers in North America and Europe, along with support centers and sales offices around the world. For more information about MRV, visit: www.mrv.com.

Forward Looking Statements

This press release may contain statements regarding future financial and operating results of MRV, management’s assessment of business trends, and other statements about management’s future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management’s current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to management’s assumptions. Statements in this press release regarding MRV’s future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “envisions,” “estimates,” “targets,” “intends,” “plans,” “believes,” “seeks,” “should,” “could,” “forecasts,” “projects,” variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance nor guarantees that the events anticipated will occur or expected conditions will remain the same or improve. These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business segments may not make the expected progress in its respective market, or that management’s long-term strategy may not achieve the expected results. Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.

For further information regarding risks and uncertainties associated with MRV’s businesses, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” sections of MRV’s SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2012, copies of which may be obtained by contacting MRV’s investor relations department or by visiting MRV’s website at http://www.mrv-corporate.com or the SEC’s EDGAR website at http://www.sec.gov.

All information in this release is as of April 2, 2013 unless otherwise stated. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.

Contact:

Investor Relations:

MRV Communications, Inc.

(818) 886-MRVC (6782)

ir@mrv.com

or

Media Relations:

MRV Communications, Inc.

pr@mrv.com

MRV Communications, Inc

Statement of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve months ended December 31,
	2012	2011
	(unaudited)	(unaudited)	2012	2011

Revenue	$45,954	$44,650	$151,661	$157,068
Cost of goods sold	31,167	28,114	96,509	95,394
Gross profit	14,787	16,535	55,152	61,674
Operating expenses:
Product development and engineering	4,233	3,860	15,344	14,486
Selling, general and administrative	13,391	13,970	48,599	50,905
Impairment of goodwill	1	—	1,056	—
Total operating expenses	17,625	17,830	64,999	65,392
Operating income (loss)	(2,838)	(1,294)	(9,847)	(3,718)
Interest Expense	(150)	(241)	(601)	(856)
Gain from settlement of deferred Consideration obligation	—		2,314
Other income (loss), net	(117)	1	(54)	30
Income (loss) from continuing operations before taxes	(3,104)	(1,534)	(8,188)	(4,544)
Provision (benefit) for income taxes	1,077	1,267	(1,013)	(1,191)
Net income (loss) of continuing operations	(4,181)	(2,801)	(7,175)	(3,353)

Income (loss) from discontinued operations, net of income taxes of $4,588 in 2012 and $5,791 in 2011	9,788	(3,695)	12,840	(3,473)
Net income (loss)	5,608	(6,497)	5,665	(6,826)

Net income (loss) per share - basic:
From continuing operations:	$(0.54)	$(0.36)	$(0.92)	$(0.43)
From discontinued operations:	$1.26	$(0.47)	$1.64	$(0.44)
Net income (loss) per share - basic (1)	$0.72	$(0.82)	$0.73	$(0.87)

Net income (loss) per share - diluted:
From continuing operations:	$(0.54)	$(0.36)	$(0.92)	$(0.43)
From discontinued operations:	$1.26	$(0.47)	$1.64	$(0.44)
Net income (loss) per share - diluted (1)	$0.72	$(0.82)	$0.72	$(0.87)

Weighted average number of shares:
Basic	7,760	7,884	7,813	7,878
Diluted	7,760	7,884	7,817	7,878

(1) Amounts may not add due to rounding.

MRV Communications, Inc

Balance Sheet

(In thousands)

	December 31,	December 31,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$40,609	$58,590
Short-term marketable securities	—	—
Restricted time deposits	240	279
Accounts receivable, net	32,237	38,569
Other receivables	18,287	11,226
Inventories	22,444	21,411
Deferred income taxes	1,145	1,117
Other current assets	4,629	4,022
Current assets from discontinued operations held for sale	—	63,005
Total current assets	119,591	198,219
Property and equipment, net	3,735	3,760
Goodwill	—	1,071
Deferred income taxes, net of current portion	3,711	4,396
Intangibles, net	400	0
Other assets	1,128	574
Noncurrent assets from discontinued operations	—	22,669
Total assets	$128,565	$230,689

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$5,267	$8,987
Deferred consideration payable	233	4,615
Accounts payable	20,478	25,180
Accrued liabilities	16,652	14,881
Deferred revenue	7,290	7,418
Other current liabilities	559	24
Current liabilities from discontinued operations held for sale	—	20,693
Total current liabilities	50,479	81,799
Other long-term liabilities	5,184	5,230
Long-term liabilities from discontinued operations	—	1,446
Commitments and contingencies

Stockholders’ equity:
Issued — 8,061 shares in 2012 and 8,030 shares in 2011
Outstanding — 7,594 shares in 2012 and 7,890 in 2011	271	270
Additional paid-in capital	1,281,170	1,337,935
Accumulated deficit	(1,201,515)	(1,207,178)
Treasury stock — 332 shares in 2012 and 140 shares in 2011	(6,528)	(3,271)
Accumulated other comprehensive income	(496)	14,458
Total stockholders’ equity	72,902	142,214
Total liabilities and stockholders’ equity	$128,565	$230,689